Exhibit 99.1

321 SOUTH BOSTON, SUITE 1000; TULSA OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FIRST QUARTER 2015 RESULTS

TULSA — May 6, 2015 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its financial and operating results for the three months ended March 31, 2015.

First Quarter and Other Highlights:

•                  Achieved Adjusted EBITDA before acquisition and transaction costs and advisory fees of $101.3 million for the first quarter of 2015.

•                  Generated Adjusted Net Income of $4.9 million, or $0.07 per common share, compared with Adjusted Net Income of $8.3 million, or $0.13 per common share in the first quarter of 2014.

•                  Increased average production in the Mississippian Lime to a record high of 26,531 barrels of oil equivalent (Boe) per day in the first quarter, up 62% from 16,381 Boe per day in first quarter of 2014 and up 6% from 25,039 Boe per day in the fourth quarter of 2014.

•                  Grew total Company production to 34,164 Boe per day in the first quarter, up 18% from 29,004 Boe per day in the first quarter of 2014 and up 1% from 33,764 Boe per day in the fourth quarter of 2014, despite a decrease in active rig count.

•                  Announced the sale of its remaining Louisiana producing properties in the Dequincy area on March 10 and closed the transaction on April 21 for $42 million, net of customary closing adjustments.

•                  Reaffirmed borrowing base of $525 million on March 25, 2015.

•                  Reported liquidity on March 31, 2015 of $100 million comprised of $12 million in cash and $88 million of availability on its revolving credit facility.

•                  Reaffirmed full year 2015 guidance for production, operating capital, and Adjusted EBITDA, despite the impact of the Dequincy area assets sale.

Jake Brace, President and Chief Executive Officer commented, “Our strong first quarter results, anchored by our outstanding operational performance and record production from our premier Mississippian Lime assets, provide a solid foundation for the rest of the year, as we continue to focus on aggressively managing our costs and increasing returns.  While maintaining our focus on operations and returns, we will continue to work on improving our liquidity so we can fully unlock the value of our premium asset position.”

The Company stated that an updated investor handout, including 2015 guidance, has been posted to its web site, www.midstatespetroleum.com.  Midstates will not host a conference call in conjunction with today’s earnings release.

 (Adjusted EBITDA, Adjusted Net Income and Cash Operating Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Operational Discussion

In the first quarter of 2015, Midstates invested $93.0 million of operating capital, spud 18 wells, and brought 29 wells on line.

The breakdown in operational capital spending by area (excluding capitalized interest and G&A, asset retirement obligations, office and other expenditures) was:

For the Three
Months Ended
March 31, 2015
Mississippian Lime	88,889
Anadarko Basin	3,164
Gulf Coast	922
Total operational capital expenditures incurred	$92,975

The breakdown of all capital spending was:

For the Three
Months Ended
March 31, 2015
Drilling and completion activities	$91,051
Acquisition of acreage and seismic data	1,924
Operational capital expenditures incurred	$92,975
Capitalized G&A, office, ARO & other	1,760
Capitalized interest	984
Total capital expenditures incurred	$95,719

Mississippian Lime Update

Production from the Company’s Mississippian Lime properties averaged 26,531 Boe per day for the first quarter of 2015, an increase of approximately 6% over the fourth quarter of 2014.  Since acquiring these properties in October 2012, Midstates has grown production in the Mississippian Lime from approximately 7,000 Boe per day to over 26,500 Boe per day.  Through April 12, 2015, the Company had 238 wells on production for more than 30 days with an average peak 30-day production rate of 569 Boe per day.

The Company had four rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma for most of the quarter.  Midstates spud a total of 18 wells, of which six were producing, eight were awaiting completion and four were drilling at March 31, 2015.  The Company brought 26 fracture stimulated horizontal wells online during the first quarter.

The Company plans to operate four drilling rigs in the area in the second quarter of 2015 and drill 14 to 18 wells.  Midstates is generating rates of return greater than 30% in the current price environment and will continue to work with its service providers on cost reductions to maximize well level returns as the year progresses.   The Company’s current average well cost is $3.6 million, with a goal of reaching $3.3 million by year end 2015.

Anadarko Basin Update

Due to the current commodity price environment, the Company does not currently plan to operate any rigs in the area during 2015.  Midstates’ focus in the Anadarko Basin for the remainder of 2015 will continue to be on its high-return capital and expense workover program designed to offset some natural production decline and to reduce lease operating costs.

Midstates did not spud any new wells during the first quarter and had no wells awaiting completion on March 31, 2015. The Company brought three horizontal wells on line during the quarter.  Production for the first quarter in the area averaged 6,390 Boe per day.

Sale of Remaining Louisiana Producing Properties

On April 21, 2015 the Company closed the sale of ownership interest in developed and undeveloped acreage in the Dequincy area located in Beauregard and Calcasieu Parishes, Louisiana to Pintail Oil and Gas LLC, for net proceeds of approximately $42 million, which was net of customary closing adjustments.  The proceeds from the sale will be used for general corporate purposes.

Financial Discussion

Adjusted EBITDA, which excludes transaction costs and advisory fees, totaled $101.3 million in the first quarter of 2015, compared with $111.8 million in the first quarter of 2014 and $112.1 million in the fourth quarter of 2014. The Company incurred $1.7 million of transaction costs and advisory fees in the first quarter of 2015, $0.1 million in the first quarter of 2014 and $0.2 million in the fourth quarter of 2014.  Lower average realized prices were the main drivers in the decline in Adjusted EBITDA since the fourth quarter of 2014.

Adjusted Net Income, which excludes transaction costs and advisory fees, impairment of oil and gas properties, and unrealized gains and losses on derivatives and the related tax impact, totaled $4.9 million for the first quarter of 2015, or $0.07 per share.   The Company reported a GAAP net loss of $193.6 million (before preferred dividends) for the first quarter of 2015 which includes a full cost ceiling impairment of $174.7 million (before taxes), compared to a net loss of $83.6 million for the first quarter of 2014 and net income of $128.1 million in the fourth quarter of 2014.

Production and Pricing

Production during the first quarter of 2015 totaled 34,164 Boe per day, up 18% from 29,004 Boe per day in the first quarter of 2014 and up 1% compared to 33,764 Boe per day during the fourth quarter of 2014.  First quarter 2015 production from the Company’s Mississippian Lime properties contributed roughly 78%, or 26,531 Boe per day, and the Anadarko Basin properties contributed roughly 19%, or 6,390 Boe per day, while Gulf Coast properties contributed the balance of 1,243 Boe per day.  Production in both the Anadarko Basin and Gulf Coast declined from prior periods due to limited capital activity.  For the total Company, oil volumes comprised 43% of total production, natural gas liquids (“NGLs”) 20%, and natural gas 37% during the first quarter.

In the first quarter of 2015, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $45.22 ($79.45 with realized derivatives) while its average realized price for NGL sales was $17.78 per barrel (there were no NGL hedges in place during the first quarter).  Natural gas averaged $2.79 per thousand cubic feet (Mcf), before realized derivatives ($3.92 with realized derivatives).  Detailed comparisons of commodity prices by period and region are included in the tables below.

Oil, NGL and natural gas sales revenues, before the impact of derivatives, decreased by $77.7 million, or 46%, to $89.4 million during the first quarter of 2015, as compared to $167.1 million for the first quarter of 2014, and by $44.8 million, or 33%, as compared to $134.2 million in the fourth quarter of 2014.  The decline in revenues for the first quarter of 2015 versus the fourth quarter of 2014 was entirely attributable to lower average realized prices.  The realized gain on derivatives for the first quarter of 2015 was $52.6 million, compared to a realized loss of $14.8 million for the first quarter of 2014 and a realized gain of $20.9 million for the fourth quarter of 2014.

Midstates did not add any new hedges on its production during the first quarter of 2015. The Company currently has hedges in place on approximately 1.1 million barrels of oil, or 12,000 barrels of oil per day, for the second quarter of 2015, at an average price of approximately $90.58 per barrel. The Company also has hedges in place on approximately 550,000 barrels of oil per quarter, or 6,000 barrels of oil per day, in the third and fourth quarters of 2015 at an average price of approximately $85.50 per barrel. These hedges provide added security on Midstates’ oil revenue, which accounts for approximately 70% of total revenue for 2015. A detailed summary of the Company’s hedging position as of May 6, 2015 is included in the tables below.

Costs and Expenses

Total Cash Operating Expenses for the first quarter of 2015 were $13.37 per Boe, compared with $15.62 per Boe in the first quarter of 2014 and $13.91 per Boe in the fourth quarter of 2014; these costs exclude the impact of acquisition and transaction costs and advisory fees. The decrease in per Boe cash costs in the first quarter of 2015 compared with the fourth quarter of 2014 was attributable to lower severance and other taxes due to the decline in commodity prices and lower general and administrative expenses.

Lease operating and workover expenses (LOE) totaled $23.2 million, or $7.56 per Boe, in the first quarter of 2015, compared with $20.1 million, or $7.71 per Boe, in the first quarter of 2014 and $22.8 million, or $7.34 per Boe, in the fourth quarter of 2014.  First quarter 2015 LOE and workover expenses were higher, as compared to fourth quarter of 2014, due to seasonal winterization costs and infrastructure maintenance.

Severance and other taxes were $3.6 million (4.0% of total revenue) as compared to $7.6 million (4.6% of total revenue) in the same period in 2014 and $5.2 million (3.9% of total revenue) in the fourth quarter of 2014.

General and administrative expenses totaled $11.7 million, or $3.79 per Boe, compared with $11.7 million, or $4.48 per Boe, in the first quarter of 2014, and $13.7 million, or $4.42 per Boe, in the fourth quarter of 2014.  First quarter 2015, first quarter 2014 and fourth quarter 2014 general and administrative expenses included non-cash share-based compensation expense of $0.8 million ($0.26 per Boe), $1.5 million ($0.59 per Boe) and $3.3 million ($1.05 per Boe), respectively.  General and administrative expenses in the first quarter of 2015 included approximately $1.7 million, or $0.55 per Boe, related to employee and other costs associated with the previously announced closing of the Houston office and the relocation of the Company’s corporate headquarters to Tulsa.

Interest expense totaled $36.5 million (net of amounts capitalized) for the first quarter of 2015 as compared to $33.9 million in the first quarter of 2014 and $35.5 million in the fourth quarter of 2014.  The Company capitalized $1.0 million in interest to unproved properties during the first quarter of 2015 as compared to $4.6 million in the first quarter of 2014 and $1.9 million in the fourth quarter of 2014.

During the first quarter, the Company recorded an income tax benefit of $9.0 million, with an effective tax rate of approximately 4.5%.

Liquidity

On March 31, 2015, Midstates’ liquidity was approximately $100 million, consisting of $88 million of available borrowing capacity under the Company’s revolving credit facility and $12 million of cash and cash equivalents.  As a result of its lenders’ semiannual review, the borrowing base under its revolving credit facility was reaffirmed at $525 million on March 25, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

Chris Delange, Investor Relations, (713) 595-9411

Chris.Delange@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,941	$11,557
Accounts receivable:
Oil and gas sales	56,843	69,161
Joint interest billing	28,550	42,407
Other	20,157	22,193
Commodity derivative contracts	95,473	126,709
Other current assets	2,119	1,098
Total current assets	215,083	273,125

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	3,532,976	3,442,681
Other property and equipment	13,845	13,454
Less accumulated depreciation, depletion, amortization and impairment	(1,566,043)	(1,333,019)
Net property and equipment	1,980,778	2,123,116

OTHER ASSETS:
Deferred income taxes	33,119	35,821
Other noncurrent assets	42,619	43,731
Total other assets	75,738	79,552

TOTAL	$2,271,599	$2,475,793

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,006	$22,783
Accrued liabilities	182,488	183,831
Deferred income taxes	33,119	44,862
Total current liabilities	239,613	251,476

LONG-TERM LIABILITIES:
Asset retirement obligations	22,044	21,599
Long-term debt	1,735,150	1,735,150
Other long-term liabilities	1,486	1,706
Total long-term liabilities	1,758,680	1,758,455

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $395,412 and $387,808 liquidation value at March 31, 2015 and December 31, 2014, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 72,440,407 shares issued and 71,650,849 shares outstanding at March 31, 2015 and 70,491,732 shares issued and 69,957,055 shares outstanding at December 31, 2014	724	704
Treasury stock	(2,897)	(2,592)
Additional paid-in-capital	883,177	881,894
Retained deficit	(607,701)	(414,147)
Total stockholders’ equity	273,306	465,862

TOTAL	$2,271,599	$2,475,793

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended March 31, 2015
	2015	2014
REVENUES:
Oil sales	$59,257	$116,222
Natural gas liquid sales	11,010	25,519
Natural gas sales	19,172	25,385
Gains (losses) on commodity derivative contracts - net (1)	21,372	(22,673)
Other	387	209

Total revenues	111,198	144,662

EXPENSES:
Lease operating and workover	23,262	20,127
Gathering and transportation	3,438	2,855
Severance and other taxes	3,565	7,647
Asset retirement accretion	445	497
Depreciation, depletion, and amortization	58,428	66,901
Impairment in carrying value of oil and gas properties	174,667	86,471
General and administrative (2)	11,654	11,684
Acquisition and transaction costs	—	128
Advisory fees	1,743	—
Other	97	330

Total expenses	277,299	196,640

OPERATING LOSS	(166,101)	(51,978)

OTHER INCOME (EXPENSE)
Interest income	9	10
Interest expense — net of amounts capitalized	(36,503)	(33,947)

Total other income (expense)	(36,494)	(33,937)

LOSS BEFORE TAXES	(202,595)	(85,915)

Income tax benefit	9,041	2,270

NET LOSS	$(193,554)	$(83,645)

Preferred stock dividend	(131)	(2,620)
Participating securities - Series A Preferred Stock	—	—
Participating securities - Non-vested Restricted Stock	—	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(193,685)	$(86,265)

Basic and diluted net loss per share attributable to common shareholders	$(2.88)	$(1.31)
Basic and diluted weighted average number of common shares outstanding	67,261	65,987

(1)         Includes $52.6 million of realized gains and $14.8 million of realized losses on commodity derivatives for the three months ended March 31, 2015 and 2014, respectively.

(2)         Includes $0.8 million, or $0.26 per Boe, and $1.5 million, or $0.59 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended March 31, 2015 and 2014.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

	Series A Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of December 31, 2014	$3	$704	$(2,592)	$881,894	$(414,147)	$465,862
Share-based compensation	—	20	—	1,283	—	1,303
Acquisition of treasury stock	—	—	(305)	—	—	(305)
Net loss	—	—	—	—	(193,554)	(193,554)
Balance as of March 31, 2015	$3	$724	$(2,897)	$883,177	$(607,701)	$273,306

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(193,554)	$(83,645)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Gains) losses on commodity derivative contracts — net	(21,372)	22,673
Net cash received (paid) for commodity derivative contracts	52,608	(14,810)
Asset retirement accretion	445	497
Depreciation, depletion, and amortization	58,428	66,901
Impairment in carrying value of oil and gas properties	174,667	86,471
Share-based compensation, net of amounts capitalized to oil and gas properties	801	1,541
Deferred income taxes	(9,041)	(2,270)
Amortization of deferred financing costs	1,869	2,386
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	27,572	(2,767)
Accounts receivable — JIB and other	13,475	(16,093)
Other current and noncurrent assets	(1,089)	(3,972)
Accounts payable	322	2,813
Accrued liabilities	8,106	37,170
Other	(220)	537

Net cash provided by operating activities	$113,017	$97,432

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(111,167)	(114,803)

Net cash used in investing activities	$(111,167)	$(114,803)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(1,161)	(495)
Acquisition of treasury stock	(305)	(649)

Net cash used in financing activities	$(1,466)	$(1,144)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	384	(18,515)

Cash and cash equivalents, beginning of period	11,557	33,163

Cash and cash equivalents, end of period	$11,941	$14,648

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics and Capital Expenditure Data

(Unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31
	2015	2014	2014
PRODUCTION DATA - Mississippian:
Oil (Boe/day)	10,675	6,081	10,060
Natural gas liquids (Boe/day)	5,367	3,497	4,809
Natural gas (Mcf/day)	62,933	40,816	61,025
Oil equivalents (MBoe)	2,388	1,474	2,304
Average daily production (Boe/day)	26,531	16,381	25,039

PRODUCTION DATA - Anadarko:
Oil (Boe/day)	3,028	4,343	3,343
Natural gas liquids (Boe/day)	1,240	1,693	1,703
Natural gas (Mcf/day)	12,734	14,040	13,749
Oil equivalents (MBoe)	575	754	675
Average daily production (Boe/day)	6,390	8,376	7,337

PRODUCTION DATA - Gulf Coast: (1)
Oil (Boe/day)	858	2,993	959
Natural gas liquids (Boe/day)	275	722	278
Natural gas (Mcf/day)	664	3,192	911
Oil equivalents (MBoe)	112	382	128
Average daily production (Boe/day)	1,243	4,247	1,388

PRODUCTION DATA - Combined:
Oil (Boe/day)	14,561	13,417	14,362
Natural gas liquids (Boe/day)	6,882	5,912	6,790
Natural gas (Mcf/day)	76,331	58,048	75,685
Oil equivalents (MBoe)	3,075	2,610	3,107
Average daily production (Boe/day)	34,164	29,004	33,764

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$45.22	$96.25	$70.94
Oil, with realized derivatives (per Bbl)	79.45	87.06	84.72
Natural gas liquids, without realized derivatives (per Bbl)	17.78	47.96	26.01
Natural gas liquids, with realized derivatives (per Bbl)	17.78	47.79	26.01
Natural gas, without realized derivatives (per Mcf)	2.79	4.86	3.48
Natural gas, with realized derivatives (per Mcf)	3.92	4.16	3.86

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$7.56	$7.71	$7.34
Gathering and transportation	1.12	1.09	1.19
Severance and other taxes	1.16	2.93	1.68
Asset retirement accretion	0.14	0.19	0.12
Depreciation, depletion, and amortization	19.00	25.63	18.95
Impairment of oil and gas properties	56.80	33.13	—
General and administrative (2)	3.79	4.48	4.42
Acquisition and transaction costs	—	0.05	0.08
Advisory fees	0.57	—	—
Other	0.03	0.13	0.59

(1)         Includes $0.8 million, or $0.26 per Boe, $1.5 million, or $0.59 per Boe, and $3.3 million, or $1.05 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended March 31, 2015 and 2014 and December 31, 2014, respectively.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of March 31, 2015

(including any new hedges entered into through May 5, 2015)

(Unaudited)

		2015
		Q2	Q3	Q4	Total
Oil
WTI Swaps	Volume (Bbls)	1,092,000	552,000	552,000	2,196,000
	Volume (Bbl/d)	12,000	6,000	6,000	7,985
	Price ($/Bbl)	$90.58	$85.51	$85.53	$88.04

Natural Gas
Swaps	Volume (Mmbtu)	4,550,000	4,600,000	4,600,000	13,750,000
	Volume (Mmbtu/d)	50,000	50,000	50,000	50,000
	Price ($/Mmbtu)	$4.13	$4.13	$4.13	$4.13

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31
	2015	2014	2014
Adjusted EBITDA reconciliation to net loss:
Net income (loss)	$(193,554)	$(83,645)	$128,075
Depreciation, depletion and amortization	58,428	66,901	58,851
Impairment of oil and gas properties	174,667	86,471	—
Loss on sale/impairment of inventory	97	330	771
(Gains) losses on commodity derivative contracts — net	(21,372)	22,673	(142,351)
Net cash (paid) received for commodity derivative contracts not designated as hedging instruments	52,608	(14,810)	20,881
Income tax expense (benefit)	(9,041)	(2,270)	6,490
Interest income	(9)	(10)	(10)
Interest expense, net of amounts capitalized	36,503	33,947	35,500
Asset retirement obligation accretion	445	497	371
Share-based compensation, net of amounts capitalized	801	1,541	3,260
Adjusted EBITDA	$99,573	$111,625	$111,838

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	113,017	97,432	44,771
Changes in working capital (1)	(48,069)	(17,358)	33,416
Interest income	(9)	(10)	(10)
Interest expense, net of amounts capitalized and accrued but not paid	36,503	33,947	35,500
Amortization of deferred financing costs	(1,869)	(2,386)	(1,839)
Adjusted EBITDA	$99,573	$111,625	$111,838

Acquisition and transaction costs	—	128	235
Advisory fees	1,743	—	—
Adjusted EBITDA, before acquisition and transaction costs and advisory fees	$101,316	$111,753	$112,073

Adjusted EBITDA, before acquisition and transaction costs and advisory fees, per Boe	$32.95	$42.82	$36.07

(1)         Changes in working capital for all periods have been adjusted for the loss on sale of field equipment inventory and current taxes.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported Company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended March 31,		For the Three Months Ended December 31
	2015	2014	2014

Net income (loss) - GAAP	$(193,554)	$(83,645)	$128,075
Adjustments for certain non-cash items:
Unrealized mark-to-market (gains) losses on commodity derivative contracts	31,236	7,863	(121,470)
Impairment on oil and gas properties	174,667	86,471	—
Acquisition and transaction costs	—	128	235
Advisory fees	1,743	—	—

Tax impact (1)	(9,189)	(2,496)	5,847

Adjusted net income (loss) - non-GAAP	$4,903	$8,321	$12,687

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three months ended March 31, 2015 was approximately 4.5%.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended March 31,		For the Three Months Ended December 31
	2015	2014	2014

Operating Expenses - GAAP	$277,299	$196,640	$106,715
Adjustments for certain non-cash items:
Asset retirement accretion	(445)	(497)	(371)
Share-based compensation, net of amounts capitalized	(801)	(1,541)	(3,260)
Depreciation, depletion, and amortization	(58,428)	(66,901)	(58,851)
Impairment on oil and gas properties	(174,667)	(86,471)	—
Other	(97)	(330)	(771)

Cash Operating Expenses - Non-GAAP (1)	$42,861	$40,900	$43,462
Cash Operating Expenses - Non-GAAP, per Boe (1)	$13.94	$15.67	$13.99

(1)         Cash operating expenses include lease operating and workover, gathering and transportation, severance and other taxes, cash portion of general and administrative expenses, and acquisition and transaction costs. During the three months ended March 31, 2015 and 2014, cash operating expenses include acquisition and transaction costs and advisory fees of $1.8 million ($0.57 per Boe) and $0.1 million ($0.05 per Boe), respectively. During the three months ended December 31, 2014, cash operating expenses include acquisition and transaction costs of $0.2 million ($0.08 per Boe).